EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES FIRST QUARTER 2012 LOSS

COLDWATER, MICHIGAN, May 4, 2012—Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced a loss for the quarter ended March 31, 2012 of $(501,000) based on net loss available to common shareholders compared to net earnings available to common shareholders of $110,000 for the quarter ended March 31, 2011. Basic and diluted losses per share for the quarter ended March 31, 2012 were $(.25) compared to basic and diluted earnings per share of $.06 for the same period in 2011.

“Despite the modest loss for the quarter, we are pleased with the bank’s continued trajectory of growth and improvement,” stated Richard J. DeVries, President and CEO of Monarch Community Bancorp and Monarch Community Bank. “In actuality, the difference between the two quarters was due principally to the items, listed as follows:”

1.	The 2011 numbers contained a considerable one-time gain on the sale of a foreclosed Commercial real estate property of approximately $224,000.

2.	The 2012 foreclosed property expenses were higher by $154,000 as compared to the same period a year ago due to additional properties being held during the period as compared to 2011.

3.	Professional expenses were up by $46,000 due principally to the legal expenses associated with the successful restructure of a credit facility, and one-time fees paid in conjunction with the hiring of a number of residential loan officers who now staff our Loan Production Offices throughout Michigan and Indiana.

“In addition to these differences, the salaries and benefits for the first quarter of 2012 were $212,000 higher, due principally to the addition of a number of residential loan officers who now staff the bank’s Loan Production Offices (LPO’s) throughout the state of Michigan”.

DeVries added, “As part of our growth strategy, we have opened LPO’s in Grand Rapids, East Lansing, Kalamazoo, Jackson, Battle Creek, St. Joseph, and Angola, Indiana. We will soon open a new LPO in Brighton, and we have approximately seven other locations identified for future LPO sites. The LPO’s are normally staffed with 2-3 residential loan originators, who generate fee income for the bank through the generation and sale of residential mortgages into the secondary market. We have also placed commercial lenders in our East Lansing and Grand Rapids offices, where they are actively seeking commercial loan relationships.”

The net interest margin for the first quarter of 2012 increased 38 basis points to 3.35% compared to 2.97% for the same period in 2011. The improvement in the margin is largely due to the reduction in higher cost whole sale funding. Brokered deposits decreased $10.1 million from $12.8 million as of March 31, 2011 to $2.7 million at March 31, 2012. Federal Home Loan Bank advances decreased $13.2 million from $30.4 million at March 31, 2011 to $17.2 million at March 31, 2012.

The provision for loan losses was $28,000 in the first quarter of 2012 compared to $260,000 for the first quarter of 2011. The decrease in the provision was primarily driven by the reduced level of charge off activity, reduction of non-performing loans and stabilization of delinquent loans. The Company continues to monitor real estate dependent loans and focus on asset quality. Non-performing assets totaled $11.9 million at the end of the first quarter of 2012 a decrease of $1.3 million from December 31, 2011. Net charge offs for the quarter ended March 31, 2012 were $623,000 compared to $599,000 for the same period in 2011. Net charge offs year to date consisted of primarily of one to four residential mortgages. Classified assets declined $500,000 to $21.7 million at March 31, 2012 from $22.2 million at December 31, 2011 and have declined by $22.8 million when compared to the December 31, 2010 figure of $44.5 million.

Over the past two years Monarch has completed four external commercial loan reviews and two combined FDIC/OFIR examinations, with no material downgrades in credit facilities and no specific reserves or charge-offs required for any individual loan. This reflects the continued focus on maintaining high credit quality standards, and demonstrates the substantial progress the bank has made.

Non-interest income for the quarter ended March 31, 2012 decreased $206,000, or 20%, from $1.0 million to $840,000 compared to the same period a year ago. This decrease is attributable to a decrease in other income of $324,000, which was largely due to the decrease in the gain on sale repossessed of property. An increase in gain on sale of loans of $130,000 offsets the decrease in the other income.

Noninterest expense increased $522,000 for the quarter ended March 31, 2012 compared to the same period a year ago. Salaries and employee benefits increased $212,000. The increase in personnel expense was primarily attributable to the addition of loan originators for new offices opened. Foreclosed property expense increased $154,000, mainly due to an increase in repossessed properties. Professional services increased $46,000 primarily due to increases in consulting services for hiring staff. All other expenses increased $110,000.

Total assets were $215.3 million at March 31, 2012 compared to $208.1 million at December 31, 2011. Total loans decreased $3.5 million (2.34%), to $145.7 million at March 31, 2012 from $149.1 million at December 31, 2011. Deposits increased $10.5 million, or 6.0%, to $184.7 million during the first quarter from $174.2 million at of the end of 2011.

Stockholder’s equity decreased to $10.6 million at March 31, 2012 compared to $11.1 million at December 31, 2011. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s tier 1 leverage ratio and total risk based capital ratio were 5.26% and 9.43%, respectively at March 31, 2012. In May of 2010 the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank was classified as “adequately capitalized” by FDIC definition as of March 31, 2012.

“As stated in our Annual Report,” commented DeVries, “the bank continues to explore opportunities to raise capital in 2012. In structuring this transaction we will focus on alternatives that would allow for the preservation of our deferred tax asset, which totaled approximately $8.3 million at March 31, 2012. We are also exploring the possibility of deregistration from the SEC, taking into consideration the potential impact on shareholders and potential cost savings generated on an annual basis.”

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Monarch Community Bancorp, Inc. Condensed Balance Sheet (Unaudited)
	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$36,676	$24,111
Securities	16,601	15,906
Loans	145,663	149,148
Other assets	16,380	18,941

Total assets	$215,320	$208,106

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$184,675	$174,185
Borrowings	17,175	20,175
Other liabilities	2,846	2,604

Total liabilities	204,696	196,964

Stockholders’ equity	10,624	11,142

Total liabilities and stockholders’ equity	$215,320	$208,106

Monarch Community Bancorp, Inc. Condensed Statement of Income (Unaudited)
	Three Months Ended March 31,
	2012	2011
Interest Income	2,305	2,808
Interest Expense	633	1,033

Net Interest Income	1,672	1,775
Provision for Loan Losses	28	260

Net Interest Income After Provision for Loan Losses	1,644	1,515
Noninterest Income	840	1,046
Noninterest Expense	2,885	2,363

Income - Before income taxes	(401)	198
Income Taxes	—	—

Net Income	$(401)	$198

Dividends and amortization of discount on preferred stock	$100	$88
Net Income (loss) available to common stock	$(501)	$110

Earnings Per Share
Basic	$(0.25)	$0.06

Diluted	$(0.25)	$0.06